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                                  Exhibit 99.1


                          ***FOR IMMEDIATE RELEASE***

             BOSTON LIFE SCIENCES RECEIVES NOTICE OF TWO PATENTS
           COVERING AXOGENESIS FACTOR 1 (AF1) AND AUTOIMMUNE PROGRAM


Boston, Mass - October 15, 1996-- Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company had received notices of allowance for two patent applications licensed from Children's Hospital and Harvard University. The notice of allowances pertain to patent applications covering the company's Central Nervous System growth factor, Axogenesis Factor 1 (AF1), and the use of transcription factors to control the expression of MHC Class II molecules for the potential treatment of autoimmune diseases.

"These notices of allowances strengthen our position in these two important areas. We believe that the allowed patent on transcriptional control of MHC Class II molecules, together with the recent licensing of patent applications covering C-maf and NIP-45, positions the Company as a potential leader in the field of immune system regulation. We are hopeful that its licenses to and development of these important discoveries will eventually yield novel products for the treatment of autoimmune diseases and allergies," stated Dr. Marc Lanser, Chief Scientific Officer of BLSI.

"We continue to be very excited about AF1 as a potential treatment for stroke and spinal cord injuries, so we are obviously gratified to have received a patent allowance on this important molecule. We continue to make substantial preclinical development progress with AF1 and hope to be able to begin to bring it into human clinical testing in 1998," added Dr. Lanser.

BLSI is engaged in the research and development of novel treatments for cancer, autoimmune diseases, and central nervous system disorders. BLSI's products in clinical trials or in pre-clinical development include the above-mentioned anti-angiogenesis factor for the treatment of solid tumors; Axogenesis
Factor 1 (AF-1), a novel central nervous system growth factor; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease; THERAFECTIN(R) for the treatment of Rheumatoid Arthritis; and transcription factors to control the expression of molecules associated with autoimmune disease and allergies.

For additional information contact:

Marc E. Lanser, M.D.
Chief Scientific Officer
617-425-0200